Exhibit 99.1

Schnitzer Reports Third Quarter Fiscal 2016 Financial Results

Strong Earnings and Significant Operating Leverage

PORTLAND, Ore.--(BUSINESS WIRE)--June 30, 2016--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported earnings per share from continuing operations of $0.41 for the fiscal 2016 third quarter ended May 31, 2016. This compares to reported losses per share from continuing operations of $0.31 in the third quarter of fiscal 2015 and $1.48 in the second quarter of fiscal 2016. Adjusted earnings per share from continuing operations of $0.46 for the third quarter fiscal 2016 excludes the adverse impact of noncash write-off of debt issuance costs, restructuring charges and other exit-related costs, and other items. This compares to adjusted earnings per share from continuing operations of break-even for the third quarter fiscal 2015 and an adjusted loss per share from continuing operations of $0.25 in the second quarter of fiscal 2016. For a reconciliation of the adjusted results, please see a description of the non-GAAP financial measures provided after the financial statements.

"Successful execution of our multi-year strategy to reduce costs and improve productivity led to our Auto and Metals Recycling business delivering its best quarterly operating income per ton performance since fiscal 2011," commented Tamara Lundgren, President and Chief Executive Officer. "Compared to the second quarter, we delivered significantly higher operating results due to a combination of improved market conditions and the achievement of our cost savings and productivity initiatives. Benefits from operating leverage contributed to significant year-over-year improvements in AMR's operating income per ton, despite ferrous sales volumes falling by 17% from the prior year third quarter,” added Lundgren.

Summary Results
($ in millions, except per share amounts)
	Quarter
	3Q16	3Q15	Change	2Q16	Change
Revenues	$352	$467	(25)%	$289	22%

Operating income (loss)	$15	$(4)	NM	$(37)	NM
Goodwill impairment charge	—	—	NM	9	NM
Other asset impairment charges	—	1	NM	18	NM
Restructuring charges and other exit-related costs	1	6	(91)%	5	(90)%
Resale or modification of previously contracted shipments, net of recoveries	—	—	NM	—	NM
Adjusted operating income (loss)(1)(2)	$15	$3	372%	$(4)	NM

Net income (loss) attributable to SSI	$11	$(10)	NM	$(41)	NM

Net income (loss) from continuing operations attributable to SSI	$11	$(8)	NM	$(40)	NM

Adjusted net income (loss) from continuing operations attributable to SSI(1)	$13	$—	NM	$(7)	NM

Net income (loss) per share attributable to SSI	$0.40	$(0.36)	NM	$(1.52)	NM

Net income (loss) per share from continuing operations attributable to SSI	$0.41	$(0.31)	NM	$(1.48)	NM

Adjusted diluted EPS from continuing operations attributable to SSI(1)	$0.46	$—	NM	$(0.25)	NM

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) May not foot due to rounding.
NM = not meaningful

Auto and Metals Recycling

AMR segment results and operating statistics reflect integrated auto and metals recycling operations for all periods presented.

Summary of Auto and Metals Recycling Business Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	3Q16	3Q15	Change	2Q16	Change
Total revenues	$307	$410	(25)%	$250	23%

Ferrous revenues	$195	$263	(26)%	$140	39%
Ferrous volumes	832	1,006	(17)%	737	13%
Avg. net ferrous sales prices ($/LT)(1)	$215	$235	(9)%	$169	27%

Nonferrous revenues	$84	$113	(26)%	$84	—%
Nonferrous volumes	122	143	(15)%	124	(1)%
Avg. net nonferrous sales prices ($/lb)(1)	$0.59	$0.71	(17)%	$0.59	—%

Cars purchased for retail (000s)	79	79	—%	70	13%

Operating income (loss)(2)	$27	$4	531%	$(26)	NM
Operating income (loss) per Fe ton	$32	$4	663%	$(36)	NM

Adjusted operating income(3)	$27	$6	382%	$1	2,958%
Adjusted operating income per Fe ton	$32	$6	439%	$1	2,610%
(1) Sales prices are shown net of freight.
(2) Operating income does not include the impact of restructuring charges and other exit-related costs.
(3) AMR's adjusted operating income excludes the impact of goodwill and other asset impairment charges, and the impact of reselling or modifying the terms of previously contracted bulk ferrous shipments, net of recoveries. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = not meaningful

Volumes: Ferrous sales volumes in the third quarter increased 13% from the second quarter, primarily due to stronger seasonal demand and the beneficial impact of the higher price environment on supply flows of scrap metal. Ferrous volumes declined 17% from the prior year third quarter due to weaker global demand. Nonferrous sales volumes were consistent with the second quarter but declined 15% from the prior year third quarter due to the lower price environment. Export customers accounted for 61% of total ferrous sales volumes in the third quarter. Ferrous and nonferrous products were exported to 14 countries, with Turkey, India and South Korea the top export destinations for ferrous shipments.

Pricing: The improvement in export and domestic demand led to market prices increasing significantly from February levels before selling prices decreased in the second half of May and into June. As a result, average ferrous net selling prices for shipments during the quarter increased $46 per ton, or 27% from second quarter levels. Compared to the prior year third quarter, ferrous average net selling prices declined 9%, or $20 per ton, primarily as a result of weaker export demand. Nonferrous prices stabilized in the third quarter and were consistent with the second quarter. Compared to the prior year third quarter, nonferrous prices declined 17% due to weaker global demand and a strong U.S. dollar.

Margins: Operating income of $32 per ferrous ton in the third quarter increased substantially from the second quarter due to a combination of stronger market conditions, higher volumes and the successful execution of our cost savings and productivity initiatives which drove significant improvements in operating income per ton. Compared to the prior year third quarter, significant operating leverage was generated from the successful execution of our cost savings and productivity initiatives which more than offset the adverse impact of lower volumes. Due to the rising ferrous price environment, operating results for the third quarter included an estimated $3 million, or $3 per ton, benefit from average inventory accounting. The second quarter included an estimated $1 million, or $1 per ton, adverse impact from average inventory accounting and the prior year third quarter included an estimated $15 million, or $15 per ton, adverse impact.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)
	Quarter
	3Q16	3Q15	Change	2Q16	Change
Revenues	$71	$95	(25)%	$58	21%
Operating income (loss)	$1	$4	(71)%	$(1)	NM

Avg. net sales prices ($/ST)	$501	$618	(19)%	$504	(1)%
Finished goods sales volumes	133	141	(6)%	110	21%
Rolling mill utilization	53%	69%		61%
NM = not meaningful

Sales Volumes: Finished steel sales volumes increased 21% sequentially on stronger seasonal demand. Compared to the prior year third quarter, volumes were 6% lower primarily due to the impact from imported steel products. Lower rolling mill utilization reflected the optimization of production, inventory management and manufacturing downtime.

Pricing: Average net sales prices for finished steel products approximated second quarter levels. Compared to the prior year third quarter, average prices were 19% lower, reflecting the impact on finished steel selling prices from steel imports and lower raw material costs.

Margins: Positive operating income of $1 million reflected higher volumes and lower raw material inventory costs sequentially, and contributions from cost savings initiatives implemented during the second quarter. Compared to the prior year third quarter, performance was primarily impacted by average selling prices which fell more quickly than raw material costs and lower sales volumes.

Corporate Items

Consolidated selling, general and administrative expense in the third quarter of fiscal 2016 was higher sequentially primarily due to additional accruals for incentive compensation as a result of significantly improved performance during the quarter.

The Company is on schedule to deliver the additional $30 million of annual cost savings which were announced in the second quarter. During the third quarter, the Company achieved a quarterly run rate of $6 million related to such cost savings, with the balance expected to be delivered by the end of fiscal 2017. The Company incurred restructuring charges and other exit-related costs of $1 million in the third quarter of fiscal 2016.

Through the third quarter, the Company generated positive operating cash flow of $51 million, with $4 million in the third quarter. The Company returned capital to shareholders through its 89th consecutive quarterly dividend. Total debt at the end of the third quarter was $203 million and net debt was $196 million. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

The Company's effective tax rate was an expense of 0.8% in the third quarter which was lower than the federal statutory rate primarily due to projected changes in the Company’s full valuation allowance positions, partially offset by increases in deferred tax liabilities.

Analysts' Conference Call: Third Quarter of Fiscal 2016

A conference call and slide presentation to discuss results will be held today, June 30, 2016, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President and Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2016	February 29, 2016	May 31, 2015	May 31, 2016	May 31, 2015

REVENUES:

Auto and Metals Recycling:
Ferrous sales	$194,961	$140,126	$262,940	$498,500	$862,811
Nonferrous sales	84,132	84,130	113,433	249,157	348,043
Other sales	27,758	25,556	33,896	81,971	102,160
Total AMR sales	306,851	249,812	410,269	829,628	1,313,014

Steel Manufacturing Business	70,924	58,391	94,939	201,217	283,284
Intercompany sales and eliminations	(26,171)	(19,126)	(37,899)	(68,965)	(137,916)
Total revenues	$351,604	$289,077	$467,309	$961,880	$1,458,382

OPERATING INCOME (LOSS):
Adjusted Auto and Metals Recycling(1)(2)	$26,731	$874	$5,542	$29,640	$12,673
Steel Manufacturing Business	1,246	(1,202)	4,343	2,799	14,350
Adjusted segment operating income (loss)(2)	27,977	(328)	9,885	32,439	27,023

Corporate expense	(10,669)	(6,315)	(7,554)	(25,283)	(25,035)
Intercompany eliminations	(2,019)	2,161	908	1,549	(1,202)
Adjusted operating income (loss)(1)	15,289	(4,482)	3,239	8,705	786

Goodwill impairment charge	—	(8,845)	—	(8,845)	(141,021)
Other asset impairment charges	—	(18,458)	(1,281)	(18,458)	(45,119)
Restructuring charges and other exit-related costs	(542)	(5,291)	(5,978)	(7,758)	(11,964)
Resale or modification of certain previously contracted shipments, net of recoveries	139	—	—	139	(6,928)
Total operating income (loss)	$14,886	$(37,076)	$(4,020)	$(26,217)	$(204,246)
(1) Adjusted operating income (loss) excludes the impact of goodwill and other asset impairments, the resale or modification of certain previously contracted ferrous bulk shipments, and restructuring charges and other exit-related costs. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income (loss) does not include the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2016	February 29, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Revenues	$351,604	$289,077	$467,309	$961,880	$1,458,382
Cost of goods sold	294,738	259,670	424,312	839,262	1,338,976
Selling, general and administrative	41,696	33,599	39,798	113,713	126,696
(Income) loss from joint ventures	(258)	290	(40)	61	(1,148)
Goodwill impairment charge	—	8,845	—	8,845	141,021
Other asset impairment charges	—	18,458	1,281	18,458	45,119
Restructuring charges and other exit-related costs	542	5,291	5,978	7,758	11,964
Operating income (loss)	14,886	(37,076)	(4,020)	(26,217)	(204,246)
Interest expense	(2,905)	(2,015)	(2,375)	(6,779)	(7,044)
Other income (expense), net	(81)	438	84	763	3,011
Income (loss) from continuing operations before income taxes	11,900	(38,653)	(6,311)	(32,233)	(208,279)
Income tax benefit (expense)	(95)	(1,293)	(1,396)	(810)	8,171
Income (loss) from continuing operations	11,805	(39,946)	(7,707)	(33,043)	(200,108)
Loss from discontinued operations, net of tax	(116)	(1,024)	(1,234)	(1,206)	(6,314)
Net income (loss)	11,689	(40,970)	(8,941)	(34,249)	(206,422)
Net income attributable to noncontrolling interests	(689)	(275)	(687)	(1,294)	(1,318)
Net income (loss) attributable to SSI	$11,000	$(41,245)	$(9,628)	$(35,543)	$(207,740)

Net income (loss) per share attributable to SSI:
Basic:
Net income (loss) per share from continuing operations attributable to SSI	$0.41	$(1.48)	$(0.31)	$(1.26)	$(7.46)
Net income (loss) per share from discontinued operations attributable to SSI	—	(0.04)	(0.05)	(0.04)	(0.23)
Net income (loss) per share attributable to SSI(1)	$0.40	$(1.52)	$(0.36)	$(1.31)	$(7.69)
Diluted:
Net income (loss) per share from continuing operations attributable to SSI	$0.41	$(1.48)	$(0.31)	$(1.26)	$(7.46)
Net income (loss) per share from discontinued operations attributable to SSI	—	(0.04)	(0.05)	(0.04)	(0.23)
Net income (loss) per share attributable to SSI(1)	$0.40	$(1.52)	$(0.36)	$(1.31)	$(7.69)

Weighted average number of common shares:
Basic	27,261	27,201	27,043	27,195	27,003
Diluted	27,327	27,201	27,043	27,195	27,003
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625

(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

				YTD					Fiscal
	1Q16	2Q16	3Q16	2016	1Q15	2Q15	3Q15	4Q15	2015
Auto and Metals Recycling(1)
Ferrous selling prices ($/LT)(2)
Domestic	$180	$161	$210	$185	$330	$293	$235	$239	$275
Export	$179	$174	$218	$191	$319	$286	$236	$225	$265
Average	$179	$169	$215	$189	$323	$290	$235	$231	$269

Ferrous sales volume (LT)
Domestic	290,170	282,200	322,315	894,685	379,770	372,408	342,812	376,910	1,471,900
Export	515,109	454,924	509,686	1,479,719	604,683	415,765	663,456	552,573	2,236,477
Total	805,279	737,124	832,001	2,374,404	984,453	788,173	1,006,268	929,483	3,708,377

Nonferrous average price ($/LB)(2)(3)	$0.63	$0.59	$0.59	$0.60	$0.81	$0.77	$0.71	$0.71	$0.75

Nonferrous sales volume (LB, 000s)(3)	111,077	123,675	122,244	356,996	142,661	123,672	143,073	176,029	585,435

Car purchase volume (000s)(4)	77	70	79	226	92	78	79	88	337
Auto stores at end of quarter	55	55	53	53	56	56	55	55	55

Steel Manufacturing Business
Sales prices ($/ST)(2)(5)
Average	$554	$504	$501	$520	$688	$658	$618	$600	$639

Sales volume (ST)(5)
Rebar	85,899	71,935	84,193	242,027	79,065	74,928	100,413	94,773	349,179
Coiled products	32,482	33,742	42,168	108,392	40,361	49,403	35,477	45,176	170,417
Merchant bar and other	4,757	3,974	6,490	15,221	6,245	4,567	4,780	4,796	20,388
Total	123,138	109,651	132,851	365,640	125,671	128,898	140,670	144,745	539,984

Rolling mill utilization	68%	61%	53%	61%	72%	76%	69%	74%	73%

(1) Ferrous and nonferrous volume and price data has been recast to reflect the combined auto and metals recycling operations for all periods presented.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto stores only.
(5) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 31, 2016	August 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$7,018	$22,755
Accounts receivable, net	100,001	111,492
Inventories	156,946	156,532
Other current assets	25,769	31,586
Total current assets	289,734	322,365

Property, plant and equipment, net	387,273	427,554

Goodwill and other assets	199,436	212,380

Total assets	$876,443	$962,299

Liabilities and Equity
Current liabilities:
Short-term borrowings	$648	$584
Other current liabilities	112,642	119,862
Total current liabilities	113,290	120,446

Long-term debt	202,070	227,572

Other long-term liabilities	72,153	75,730

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	484,799	534,535
Noncontrolling interests	4,131	4,016
Total equity	488,930	538,551
Total liabilities and equity	$876,443	$962,299

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted consolidated operating income (loss), adjusted AMR operating income (loss), adjusted net income (loss) from continuing operations attributable to SSI and adjusted diluted earnings per share from continuing operations attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its business operations excluding adjustments for goodwill impairment charges, other asset impairment charges, the non-cash write-off of debt issuance costs as a result of the renewal of the company's credit facility in April 2016, and restructuring charges and other exit-related costs that are not related to the Company's underlying business operational performance and improves the period-to-period comparability of the Company's results from its business operations. These measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms, each at significantly lower prices, of certain previously contracted bulk ferrous shipments for delivery during the first and second quarters of fiscal 2015. Due to the sharp declines in selling prices that occurred in the first and second quarters of fiscal 2015, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and November 2014. Beginning in the third quarter of fiscal 2016, recoveries resulting from settlements with the original contract parties are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			YTD
	3Q16	3Q15	2Q16	3Q16	3Q15
Consolidated operating income (loss):
Operating income (loss)	$15	$(4)	$(37)	$(26)	$(204)
Goodwill impairment charge	—	—	9	9	141
Other asset impairment charges	—	1	18	18	45
Restructuring charges and other exit-related costs	1	6	5	8	12
Resale or modification of certain previously contracted shipments, net of recoveries	—	—	—	—	7
Adjusted operating income (loss)(1)	$15	$3	$(4)	$9	$1

AMR operating income (loss):
Operating income (loss)	$27	$4	$(26)	$3	$(180)
Goodwill impairment charge	—	—	9	9	141
Other asset impairment charges	—	1	18	18	44
Resale or modification of certain previously contracted shipments, net of recoveries	—	—	—	—	7
Adjusted AMR operating income(1)	$27	$6	$1	$30	$13

(1) May not foot due to rounding.

Net (income) loss from continuing operations attributable to SSI
($ in millions)	Quarter			YTD
	3Q16	3Q15	2Q16	3Q15	2Q16
Net income (loss) from continuing operations attributable to SSI	$11	$(8)	$(40)	(34)	(201)
Goodwill impairment charge	—	—	9	9	141
Other asset impairment charges	—	1	18	18	45
Restructuring charges and other exit-related costs	1	6	5	8	12
Resale or modification of certain previously contracted shipments, net of recoveries	—	—	—	—	7
Non-cash write-off of debt issuance costs	1	—	—	1	—
Income tax expense (benefit) allocated to adjustments(2)	—	1	1	1	(9)
Adjusted net income (loss) from continuing operations attributable to SSI(1)	$13	$—	$(7)	$2	$(5)

(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted Earnings per share attributable to SSI
($ per share)	Quarter			YTD
	3Q16	3Q15	2Q16	3Q16	3Q15
Net income (loss) per share attributable to SSI	$0.40	$(0.36)	$(1.52)	$(1.31)	$(7.69)
Less: Loss per share from discontinued operations attributable to SSI	—	(0.05)	(0.04)	(0.04)	(0.23)
Net income (loss) per share from continuing operations attributable to SSI(1)	0.41	(0.31)	(1.48)	(1.26)	(7.46)
Goodwill impairment charge, per share	—	—	0.33	0.33	5.22
Other asset impairment charges, per share	—	0.05	0.68	0.68	1.67
Restructuring charges and other exit-related costs, per share	0.02	0.22	0.19	0.29	0.44
Resale or modification of previously contracted shipments net of recoveries, per share	(0.01)	—	—	(0.01)	0.26
Non-cash write-off of debt issuance costs	0.03	—	—	0.03	—
Income tax expense (benefit) allocated to adjustments, per share(2)	0.01	0.04	0.03	0.03	(0.32)
Adjusted diluted EPS from continuing operations attributable to SSI(1)	$0.46	$—	$(0.25)	$0.08	$(0.18)

(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Debt, Net of Cash
($ in thousands)
	May 31, 2016	August 31, 2015
Short-term borrowings	$648	$584
Long-term debt, net of current maturities	202,070	227,572
Total debt	202,718	228,156
Less: cash and cash equivalents	7,018	22,755
Total debt, net of cash	$195,700	$205,401

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 24 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores and steel manufacturing. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; expected results, including pricing, sales volumes and profitability; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” "will," “could,” “opinions,” “forecasts,” "projects," "plans," “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com